UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Equity Distribution Agreement

On August 4, 2014, Digimarc Corporation (the “Company”) entered into an Equity Distribution Agreement (the “Agreement”) with Wells Fargo Securities, LLC (the “Sales Agent”). Pursuant to the terms of the Agreement, the Company may sell from time to time through the Sales Agent the Company’s common stock having an aggregate offering price of up to $30,000,000 (the “Shares”). The Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-196032). The Company filed a prospectus supplement dated August 4, 2014, with the Securities and Exchange Commission in connection with the offer and sale of the Shares.

Sales of the Shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Stock Market at market prices, in block transactions or as otherwise agreed by the Company and the Sales Agent. The Sales Agent will receive from the Company a commission of 2.5% of the gross sales price per Share for Shares having an aggregate offering price of up to $10,000,000, and a commission of 2.25% of the gross sales price per Share thereafter, sold through the Sales Agent under the Agreement.

Under the terms of the Agreement, the Company may also sell Shares from time to time to the Sales Agent as principal for its own account at a price to be agreed upon at the time of sale. Any sale of Shares to the Sales Agent as principal would be pursuant to the terms of a separate agreement between the Company and Sales Agent.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The summary of the Agreement in this report does not purport to be complete and is qualified by reference to such agreement, which is filed as Exhibit 1.1 hereto. The legal opinion relating to the Shares is filed as Exhibit 5.1 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On July 31, 2014, the Company entered into a three-year employment agreement (the “Employment Agreement”) with Bruce Davis, its Chairman of the Board and Chief Executive Officer, effective as of November 1, 2014 (the “Effective Date”). Mr. Davis’s employment agreement, dated November 1, 2011, will expire November 1, 2014. The new Employment Agreement provides for a salary of $600,000 per year commencing on the Effective Date through October 31, 2015, a salary of $620,000 per year commencing on November 1, 2015 through October 31, 2016, and a salary of $640,000 per year commencing on November 1, 2016. Under the terms of the Employment Agreement, on July 31, 2014, the Company granted Mr. Davis 110,000 shares of time-based restricted stock. The restricted stock will vest in twelve equal quarterly installments from a November 15, 2014 vesting commencement date. The vesting of the restricted stock may be accelerated, under specified circumstances. The restricted stock is subject to the terms and conditions of the Company’s 2008 Incentive Plan, except as to vesting and certain other terms as set forth in the Employment Agreement. Mr. Davis remains eligible for the Company’s standard benefits programs at the levels that are made available to similarly situated executives at the Company.

If, other than in connection with a Change of Control, the Company terminates employment with Mr. Davis other than for Cause, or Mr. Davis terminates employment with the Company for Good Reason, as each of these terms is defined in the Employment Agreement, then, under the terms of the Employment Agreement, Mr. Davis is eligible to receive: (i): accelerated vesting of unvested stock options and restricted stock that would have vested or become exercisable within two years from the date of termination; (ii) continuation of salary for two years from the date of termination; and (iii) continuation of coverage under the Company’s health care plans for the shorter of two years or Mr. Davis’s eligibility for continuation coverage under the Company’s health plans. If, within 18 months following a Change of Control, the Company terminates employment with Mr. Davis other than for Cause, or Mr. Davis terminates employment with the Company for Good Reason, then, under the terms of the Employment Agreement, Mr. Davis is eligible to receive: (i) accelerated vesting of all of his unvested stock options and restricted stock; (ii) continuation of salary for two years from the date of termination; and (iii) continuation of coverage under the Company’s health care plans for the shorter of two years or Mr. Davis’s eligibility for continuation coverage under the Company’s health plans. Receipt of the specified termination benefits are conditioned upon compliance with various noncompetition and nonsolicitation provisions provided for in the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of the Exhibit

1.1	Equity Distribution Agreement, dated August 4, 2014 by and between Digimare Corporation and Wells Fargo Securities, LLC.

5.1	Opinion of Perkins Coie LLP, counsel to Digimarc Corporation.

10.1	Employment Agreement, effective as of November 1, 2014, between Digimarc Corporation and Bruce Davis.

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2014

	By:	/s/ Charles Beck
Charles Beck
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

1.1	Equity Distribution Agreement, dated August 4, 2014 by and between Digimarc Corporation and Wells Fargo Securities, LLC.

5.1	Opinion of Perkins Coie LLP, counsel to Digimarc Corporation.

10.1	Employment Agreement, effective as of November 1, 2014, between Digimarc Corporation and Bruce Davis.

23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1).